Advanced ID Announces Breakthrough in China for RFID Tire Tag
Order Placed for 2 Million Tags from Advanced ID; Mesnac/SaiLun of China to Becomes World's First Tire Manufacturer to Embed RFID Tags in Commercial Truck Line

Companies to Market Tires at Major Industry Event in China

Calgary, AB - April 2, 2008 -- Advanced ID Corporation (OTCBB: AIDO), a leading developer of radio frequency identification ("RFID") technology for livestock tracking, pet recovery and supply chain applications focusing on the tire management industry, today announced a major breakthrough for the adoption of its RFID tire tag products, the industry's most advanced platform for identification and tracking of tires. In a significant development, Qingdao Mesnac Co., Ltd. ("Mesnac"), a leading Chinese tire production equipment and software maker with significant tire manufacturing operations, has become the world's first tire manufacturer to commit to embedding Advanced ID's RFID tire tags in a commercial truck line. Mesnac has agreed to purchase a minimum of 2 million RFID tire tags and a quantity of RFID readers from Advanced ID.

Mesnac had previously purchased a limited quantity of 100,000 RFID tags, which were to be used for testing purposes. Advanced ID's tire tags have been used by Mesnac in truck and bus tires as well as passenger vehicle tires. As a powerful force in the Chinese tire market, Mesnac intends to lobby for widespread adoption of RFID technology for use in all tires driven in or made in China.

"Today's announcement marks two very important milestones for Advanced ID," said Dan Finch, President and CEO of Advanced ID. "Mesnac, one of the fastest growing and most technologically advanced members of the Chinese tire market, is the first commercial truck tire company in Asia to adopt our RFID tags for use in one of their tire production lines. At a time when fleet managers and truck tire distributors globally are seeking new ways for improving the management of their tire assets, we commend Mesnac for its support of the industry and its commitment to meeting customer demands. With many of the world's largest tire manufacturers working with Advanced ID, we believe Mesnac's first-mover status will serve as a catalyst for broader adoption of our tire tags.

"Another milestone achieved through the agreement with Mesnac is that it is the first quantity production contract in China for Advanced ID's RFID tire tag solution. China is a market that Advanced ID is deeply committed to as we believe it represents fertile ground for RFID solutions and is a major component of the Asian tire manufacturing market."

Advanced ID has developed the most advanced RFID UHF tire tags and accompanying reader platform, which is gaining acceptance and implementation among tire manufacturers, industry supply chain constituents and safety advocates. The company offers a state-of-the-art RFID solution to track and identify tires. This is of vital importance to tire owners and fleet managers as theft of bus, truck and off-the-road/earth mover tires is common in many markets around the world. Tracking of tires also enables the documentation of the entire life of the tire - from point of origin through retreading and service repairs.

Qingdao Mesnac Co., Ltd. (www.mesnac.com), established in 2000, is focused on the rubber tire trade, with an emphasis on information technology at the core of its family of products. Mesnac's tire manufacturing division, SaiLun Co., Ltd., was established in 2002 with funding from the Chinese Governmental Administration of College and Universities and further investment from several well known regional industrial enterprises. Located on 4,300,000 square feet within the National Economic and Technological Development Zone in Qingdao, SaiLun is credited as the first tire manufacturer to integrate production, research and demonstration techniques while developing new products to meet the needs of the modern day transportation industry. With a formidable presence in its home market of China, the company has distribution channels that reach the United States, Canada, Australia, Argentina, Peru, England and Germany.

Mesnac and SaiLun boast specialized research institutes focusing on tire construction, tire testing and information technology, which is a
primary driver for the collaboration with Advanced ID.   In furtherance
of its mission to utilize the most advanced technologies, the Chinese manufacturer has established long-term cooperation agreements in scientific research with colleges and institutes such as the National University of Defense Technology and Qingdao University of Science and Technology.

Companies to Market Tires at Major Industry Event in China

To commence an international marketing program for the new line of RFID tagged commercial tires, Advanced ID and Mesnac/SaiLun will jointly showcase "Tags in Tires" at the fifth annual China International Rubber & Tyre Industry Exhibition (RTF2008) in Qingdao of the People's Republic of China, to be exhibited April 1-3, 2008. Tires with Advanced ID's RFID tire tags embedded in them will be on display, and Advanced ID representatives will join Mesnac/SaiLun in exhibition and demonstration activities.

The tire tag solution from Advanced ID is based on proprietary RFID tag readers developed by the Company and RFID tag technology obtained through a licensing agreement with Michelin for its 915 MHz tire tag for the transportation industry. Advanced ID provides both the tire tag that is embedded in the tire during the tire curing (manufacturing) process and also the tire patch, which is cold vulcanized on the tire after manufacture or for replacement tires already in the field. Both applications provide a life-of-tire, unique ID for the tire which can be used for inventory purposes, tire maintenance with the Company's Pneu-Logic tire inspection tools division, theft prevention, and as a resource in tire recall situations.

About Advanced ID Corporation: Advanced ID Corporation (OTCBB: AIDO) is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, and has developed a UHF RFID reader product line through its Advanced ID Asia Engineering technical support and business development partner in Chiang Mai, Thailand.

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimate as to projections are "forward-looking statements". Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

For further information visit Advanced ID Corporation at www.advancedidcorp.com

Contact:
Advanced ID
Dan Finch, 214-755-0932
President
danf@advancedidcorp.com
or
Investors:
Darrow Associates
Jordan Darrow, 631-367-1866
jdarrow@darrowir.com